Exhibit 5.1

Austin • Century City • Dallas • Los Angeles • Newport Beach • New York • San Francisco • Silicon Valley • Washington, DC

Beijing • Brussels • Hong Kong • London • Seoul • Shanghai • Singapore • Tokyo

File Number:

0625190-00001

T: +1 415 984 8700

F: +1 415 984 8701

omm.com

O’Melveny & Myers LLP

Two Embarcadero Center, 28th Floor

San Francisco, CA 94111

April 28, 2022

Nkarta, Inc.

6000 Shoreline Court, Suite 102

South San Francisco, California 94080

Re: Offering of 15,333,334 Shares of Nkarta, Inc.’s Common Stock

Ladies and Gentlemen:

We have acted as special counsel to Nkarta, Inc., a Delaware corporation (the “Company”), in connection with the offer and sale by the Company under the prospectus supplement, dated April 25, 2022, to the prospectus, dated September 2, 2021 of 13,333,334 shares (the “Firm Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), and the grant to the Underwriters (as defined below) of an option to purchase up to an additional 2,000,000 shares of Common Stock (together with the Firm Shares, the “Shares”) pursuant to that certain underwriting agreement, dated as of April 25, 2022 (the “Underwriting Agreement”), by and among the Company and the several underwriters named therein (the “Underwriters”). The Shares are being offered and sold pursuant to the Registration Statement on Form S-3 (File No. 333-258766) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) on August 12, 2021 and declared effective by the SEC on September 2, 2021.

In rendering the opinion below, we examined originals or copies of those corporate and other records and documents we considered appropriate. We assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies.

Based on this examination, we are of the opinion that the issuance and sale of the Shares have been duly authorized by all necessary corporate action of the Company, and upon payment for and delivery of the Shares in accordance with the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable.

We are opining herein as to the present Delaware General Corporation Law. We express no opinion herein as to any other laws, statutes, regulations or ordinances of any other jurisdiction.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act of 1933, as amended, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the related prospectus, other than as expressly stated herein with respect to the Shares.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the Registration Statement and related prospectus under the heading “Legal Matters.” This opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters. This letter speaks only as of the date hereof and we assume no obligation to update or supplement this opinion to reflect any facts or circumstances that arise after the date of this opinion and come to our attention, or any future changes in laws.

Respectfully submitted, /s/ O’Melveny & Myers LLP